FOURTH AMENDMENT
                       TO SUBADVISORY AGREEMENT


      THIS AMENDMENT effective as of the 1st day of January, 2010 amends that certain Subadvisory Agreement effective September
24, 2007, as amended as of January 1, 2009, as of January 28, 2009 and as of April 21, 2009 (the "Agreement") among Virtus Opportunities Trust (the "Fund"), a Delaware statutory trust on behalf of its series Virtus Foreign Opportunities Fund, Virtus Global Opportunities Fund, Virtus Greater Asia ex Japan Opportunities Fund and Virtus Greater European Opportunities
Fund (each, a "Series"), Virtus Investment Advisers, Inc., a Massachusetts corporation (the "Adviser") and Vontobel Asset Management, Inc., a New York corporation (the "Subadviser") as follows:

1.    Schedule C to the Agreement is hereby deleted and Schedule
C attached hereto is substituted in its place to reflect changes in Virtus Foreign Opportunities Fund's and Virtus
Global Opportunities Fund's investment subadvisory fee.

2. Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used herein shall have such meanings as ascribed thereto in the Agreement.

3. This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

      [signature page follows]




IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers.


VIRTUS OPPORTUNITIES TRUST


By:     /s/ George R. Aylward
Name:    George R. Aylward
Title:    President


VIRTUS INVESTMENT ADVISERS, INC.


By:      /s/ Frank G. Waltman
       ______
Name:    Frank G. Waltman
Title:   Senior Vice President



ACCEPTED:

Vontobel Asset Management, Inc.


By:      /s/ Heinrich Schleger
Name:    Heinrich Schleger
Title:    President

Vontobel Asset Management, Inc.


By:      /s/ Joseph Mastoloni
Name:    Joseph Mastoloni
Title:  CCO



SCHEDULES:        A.    Operational Procedures
                  B.    Record Keeping Requirements
                  C.    Fee Schedule
                  D.    Subadviser Functions
                  E.    Form of Sub-Certification
                  F.    Designated Series

SCHEDULE C

      (a) For services provided to the Series, the Adviser will pay to the Subadviser, a fee, payable in arrears at the annual rate. The fees shall be prorated for any month during which this Agreement is in effect for only a portion of the month. In computing the fee to be paid to the Subadviser, the net asset value of the Fund and its Series shall be valued as set forth in the then current registration statement of the Fund.

      (b) The fee to be paid to the Subadviser is to be 50% of the net advisory fee. For this purpose, the "net advisory fee" means the advisory fee paid to the Adviser after accounting for any applicable fee waiver and/or expense limitation agreement, which shall not include reimbursement of the Adviser for any expenses or recapture of prior waivers. In the event that the Adviser waives its entire fee and also assumes expenses of the Fund pursuant to an applicable expense limitation agreement, the Subadviser will similarly waive its entire fee and will share in the expense assumption by contributing 50% of the assumed amount. However, because the Subadviser shares the fee waiver and/or expense assumption equally with the Adviser, if during the term of this Agreement the Adviser later recaptures some or all of the fees so waived or expenses so assumed by the Adviser and the Subadviser together, the Adviser shall pay to the Subadviser 50% of the amount recaptured.

      The fee referred to above shall be wired to Vontobel's account set forth below:

        Bank:       JP Morgan Chase & Co.
                    410 Park Avenue
                    New York, NY 10022
                    ABA No.:  021000021
                    SWIFT:  CHASUS33

       Beneficiary: Vontobel Asset Management, Inc.
                    1540 Broadway, 38th Floor
                    New York, NY 10036
                    Account No.  904810445



SCHEDULE F

Virtus Foreign Opportunities Fund
Virtus Global Opportunities Fund
Virtus Greater Asia ex Japan Opportunities Fund
Virtus Greater European Opportunities Fund
VOT & VIA 4th Amend to SAA (Vontobel) - Net Change - 01012010.doc